EXHIBIT 99.1 TO CURRENT REPORT ON FORM 8-K DATED AS OF APRIL 7, 2003
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PRESS RELEASE

Contacts:

For SafeGuard Health Enterprises, Inc.              For Health Net, Inc.:
James E. Buncher                                    Lisa Haines
President and Chief Executive Officer               VP, Corporate Communications
(949) 425-4300                                      (818) 676-7912


             SAFEGUARD HEALTH ENTERPRISES, INC. AND HEALTH NET, INC.
                         ANNOUNCE STRATEGIC RELATIONSHIP

           INCLUDES SALE OF HEALTH NET DENTAL AND VISION TO SAFEGUARD

ORANGE COUNTY, CALIFORNIA (APRIL 7, 2003) - SafeGuard Health Enterprises, Inc. (OTC Bulletin Board: SFGD) and Health Net, Inc. (NYSE: HNT) today jointly announced a strategic relationship focused on the expansion of market share, and the delivery of competitive dental benefit products that will be sold in conjunction with Health Net medical plans.

This relationship includes the sale of the Health Net Dental subsidiary to SafeGuard. In addition, SafeGuard and Health Net have entered into a Letter of Intent, under which SafeGuard will acquire Health Net's vision subsidiary and its California commercial membership. Specific terms of the transactions were not disclosed. Closing is expected in the fourth quarter of 2003 subject to regulatory approval.

The Health Net Dental and Vision brand will be retained by Health Net, Inc., which will continue to market dental products sold by Health Net medical sales representatives. These dental products will be underwritten and administered by SafeGuard.

As a result of these transactions, SafeGuard will become one of the largest managed dental and vision carriers in California, with more than 900,000 California members and more than 1.4 million members nationwide, and annual revenues exceeding $150 million.

"We are excited about the strategic dental relationship with Health Net and the ability to continue building on its quality brand," said James E. Buncher, president and chief executive officer of SafeGuard Health Enterprises, Inc. "The power of our combined networks, market share and administrative capabilities will allow us to better meet the needs of our combined customers. The fact that Health Net has chosen SafeGuard for this relationship is a clear indication that our emphasis on service, financial stability and innovation has paid off. The acquisition of Health Net's vision subsidiary brings SafeGuard the capability to administer vision benefit products. For many years, SafeGuard has sold vision products in California through its insurance


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subsidiary  that  were  administered  by  a  third  party.  Combining  this administrative capability with our experience in selling vision products positions us to significantly grow our vision business."

"Health Net's customer focus underlies our goal of offering innovative dental solutions and the best value in quality specialty health care services," said Dave W. Anderson, president of Health Net Dental and Vision. "This strategic relationship accomplishes both. SafeGuard complements Health Net's growth strategy, and we feel they are well positioned to make this transition seamless to our employer groups, brokers, providers and members. We have been very impressed with SafeGuard's operations and service delivery, which are vital to ensuring that Health Net members will continue to receive the high level of service they have come to expect. The integration of the two companies' provider networks and synergies of their organizations should result in improved customer service and expanded access to care."

SafeGuard and Health Net management expect these transitions to be seamless to all existing and future members, employer groups, brokers and providers. Existing contracts and benefit plans administered through Health Net Dental and Vision or SafeGuard will remain unchanged. As the process moves forward, the companies will notify their customers of upcoming administrative changes well in advance. Employers or brokers with questions should contact their respective SafeGuard or Health Net Dental and Vision representatives. Members should call their respective customer service centers.

ABOUT SAFEGUARD HEALTH ENTERPRISES, INC.

SafeGuard Health Enterprises, Inc. is committed to the dental and vision business, with nearly 30 years experience. The Company serves dental HMO, PPO and indemnity, and ASO members in California, Florida and Texas and is licensed to offer dental PPO and indemnity benefits in 17 additional states. SafeGuard currently has more than 825,000 members. For more information, visit SafeGuard's Web site at www.safeguard.net.
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ABOUT HEALTH NET DENTAL AND VISION

Health Net Dental and Vision offers dental HMO, dental Preferred Provider Organization (PPO) and indemnity dental and vision benefit plans for groups and individuals. PPO and Indemnity products sold and administered by Health Net Dental and Vision are underwritten by affiliate Health Net Life Insurance Company. These companies are subsidiaries of Health Net, Inc., one of the nation's largest publicly traded managed health care companies. For more information, please visit the Health Net Dental and Vision web site at www.dv.healthnet.com or Health Net, Inc. at www.health.net.
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SafeGuard  and  Health  Net  note that statements contained in this news release that are not based on historical facts are forward-looking statements, and as such, are subject to uncertainties and risks that could cause actual results to differ materially from those projected or implied by such statements. These risks, contingencies and uncertainties, many of which are beyond SafeGuard's and/or Health Net's control, include those risk factors that are set forth in the SafeGuard's and Health Net's Annual Report on Form 10-K for the year ended December 31, 2002, on file with the U.S. Securities and Exchange Commission.


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